Exhibit 21.1
List of Subsidiaries of WPX Energy, Inc.
(all Delaware entities unless otherwise indicated)

1	Cardinal Oil and Gas Holdings, LLC
DBA in New Mexico and Texas as: Cardinal Exploration & Production, LLC
2	Catalyst Midstream Partners, LLC
3	Delaware Basin Residue, LLC
4	Oryx Delaware Holdings, LLC
5	Stateline Crude, LLC - an Oklahoma LLC
6	Stateline Gathering, LLC - an Oklahoma LLC
7	Stateline Processing, LLC - an Oklahoma LLC
8	Stateline Storage, LLC
9	Stateline Water, LLC - an Oklahoma LLC
10	WPX Energy Gulf Coast, LP
11	WPX Energy Holdings, LLC
12	WPX Energy Keystone, LLC
13	WPX Energy Marketing, LLC
14	WPX Energy Mid-Continent Company, an Oklahoma corporation
15	WPX Energy Permian, LLC
16	WPX Energy Production, LLC
17	WPX Energy Services Company, LLC
18	WPX Energy Williston, LLC (Trade name in North Dakota: D3 E & P LLC)
19	WPX Energy Williston Nomination A, LLC
20	WPX Energy Williston Nomination B, LLC
21	WPX Energy Williston Nomination C, LLC
22	WPX Energy Williston Nomination D, LLC
23	WPX Energy Williston Nomination E, LLC
24	WPX Energy Williston Nomination F, LLC
25	WPX Energy Williston Nomination G, LLC
26	WPX Energy Williston Nomination H, LLC
27	WPX Energy Williston Nomination I, LLC
28	WPX Energy Williston Nomination J, LLC
29	WPX Energy Williston Nomination K, LLC
30	WPX Energy Williston Nomination L, LLC
31	WPX Energy Williston Nomination M, LLC
32	WPX Energy Williston Nomination N, LLC
33	WPX Energy Williston Nomination O, LLC
34	WPX Energy Williston Nomination P, LLC
35	WPX Energy Williston Nomination Q, LLC
36	WPX Energy Williston Nomination R, LLC
37	WPX Energy Williston Nomination S, LLC
38	WPX Energy Williston Nomination T, LLC
39	WPX Permian Midstream Crude Holdings, LLC
40	WPX Permian Midstream Holdings, LLC
41	WPX Permian Midstream Residue Holdings, LLC
International subsidiaries:
1	WPX Energy International Oil & Gas (Venezuela), Ltd. – a Cayman Islands corporation